UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2007

KINTERA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50507	74-2947183
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9605 Scranton Road, Suite 200 San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 795-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On May 18, 2007, Mitchell Tuchman joined the Board of Directors of Kintera, Inc. to serve until his resignation or removal and until his successor is duly elected and qualified. Mr. Tuchman was appointed as a Class I director, with an initial term expiring at the upcoming annual meeting of Kintera stockholders in July 2007. Mr. Tuchman has been a sub-advisor to Crestview Capital since January 2006, helping to oversee the firm’s $230 million microcap portfolio. From January 2001 to November 2005, Mr. Tuchman served as a consultant and sub-advisor to Apex Capital, LLC (“Apex”), an Orinda, California based hedge fund, where he advised on their technology micro-cap and special situations portfolio that grew from $30 million to $200 million. Mr. Tuchman continues to co-manage with Apex, Net Market Partners, LP, a $28 million venture capital fund. From 1997 to 2000, Mr. Tuchman served as a troubleshooter for venture funds, helping venture-backed Internet companies to optimize their business models, develop strategies, consummate key strategic partnerships and raise capital. He was instrumental in positioning both C2B Technologies for sale to Inktomi and Net Market Makers in their sale to Jupiter Communications. From 1984 to 1997, he led several Silicon Valley companies through strategic transformations as an operating executive. Mr. Tuchman began his career at Atari, Inc., serving there from 1982 to 1984. Mr. Tuchman currently serves as a board member, sits on the audit committee and chairs the compensation committee for Workstream, Inc., a publicly traded company listed on the Nasdaq Capital Market. Mr. Tuchman also serves on the boards of directors of two California based charitable organizations, Community Association for Rehabilitation and National Center for Equine Facilitated Therapy. Mr. Tuchman earned an M.B.A. from Harvard University and B.S.B.A. from Boston University, graduating with honors and distinction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Kintera, Inc. issued on May 21, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINTERA, INC.

Date: May 21, 2007	/s/ Richard Davidson
Richard Davidson
Chief Financial Officer

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